Exhibit 99.1

PRESS RELEASE

5700 Las Positas Road
Livermore
California 94551
925 606 9200

FOR INFORMATION CONTACT:	Dennis Kakures
Chief Executive Officer 925 606 9200

FOR RELEASE February 26, 2014

McGrath RentCorp Founder & Chairman Emeritus

Robert P. McGrath to Retire from Board,

Elizabeth (Liz) Fetter Elected to Board

LIVERMORE, CA – February 26, 2014 – McGrath RentCorp (NASDAQ: MGRC) (the “Company”), a diversified business to business rental company, today announced that Robert P. McGrath the Company’s founder and Chairman Emeritus will retire from its Board of Directors at the Company’s 2014 Annual Meeting of Shareholders.

Mr. McGrath started the Company in 1979 and served as its Chairman & Chief Executive Officer until April, 2003 when he stepped down as CEO. He continued to serve as Chairman of the Board of Directors until June, 2009 when he transitioned to his current board member role as Chairman Emeritus. During his tenure as CEO, McGrath built one of the most successful publicly traded rental businesses on Wall Street. Under Mr. McGrath’s leadership as CEO, the Company was recognized five times as one of the “Top 200 Best Small Public Companies” by Forbes Magazine. Further, Mr. McGrath was responsible for having initiated an increasing annual dividend to shareholders beginning in 1992 that has now stretched to 22 consecutive years.

“Bob has been a remarkable business and equity value builder,” said Ron Zech, Chairman of the Board of McGrath RentCorp. “His deep understanding of rental businesses, passion for serving customers’ needs, and operational efficiencies acumen have been at the core of McGrath RentCorp’s financial success. Bob was also very focused on management succession planning and building a quality team of high-integrity and deeply committed leaders to the Company. Today, that management team is led by Dennis Kakures, the current CEO, a 31 year Company veteran, who continues to build this culture. The Board and I are grateful for Bob’s leadership over the years.”

The Company also today announced Elizabeth (Liz) Fetter has been elected to the Company’s Board of Directors. The election brings the Board membership currently to eight directors. Ms. Fetter will also serve on the Board’s Audit and Compensation Committees.

“We are very pleased to welcome Liz to our Board,” said Ron Zech. “Liz’s 15 years of public and private company board service and past CEO experience at multiple firms will be a valuable complement to McGrath RentCorp’s Board.”

Ms. Fetter most recently served as a member of the Board of Directors of Symmetricom, Inc. (NASDAQ: SYMM), a provider of timing and synchronization technologies, instruments and solutions, and Quantum Corporation (NYSE: QTM), a data protection and data management software company. She has also served as CEO at five different companies including Symmetricom, Inc., QRS Corporation, a retail supply chain management / SaaS software company and NorthPoint Communications, a data transmission services provider.

Ms. Fetter holds a Bachelor of Arts in Communications from Penn State University, Master of Science in Industrial Administration from Carnegie Mellon University (Tepper & Heinz Schools), and holds an advanced Director Certification.

ABOUT MCGRATH RENTCORP

Founded in 1979, McGrath RentCorp is a diversified business-to-business rental company. The Company’s Mobile Modular division rents and sells modular buildings to fulfill customers’ temporary and permanent classroom and office space needs in California, Texas, Florida, and the Mid-Atlantic from Washington D.C. to Georgia. The Company’s TRS-RenTelco division rents and sells electronic test equipment and is one of the leading rental providers of general purpose and communications test equipment in the Americas. The Company’s New Jersey based Adler Tank Rentals subsidiary rents and sells containment solutions for hazardous and nonhazardous liquids and solids with operations today serving key markets throughout the United States. In 2008, the Company entered the portable storage container rental business in California under the trade name Mobile Modular Portable Storage, and has since expanded this business into Texas, Florida and New Jersey. For more information on McGrath RentCorp and its operating units, please visit our websites:

Corporate – www.mgrc.com

Tanks and Boxes – www.AdlerTankRentals.com

Modular Buildings – www.MobileModularRents.com

Portable Storage – www.MobileModularRents-PortableStorage.com

Electronic Test Equipment – www.TRS-RenTelco.com

School Facilities Manufacturing – www.Enviroplex.com